UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                          North Shore Acquisition Corp.
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         (Title of Class of Securities)

                                   662316108
                                 (CUSIP Number)

                               December 28, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 662316108


       1.    Names of Reporting Persons.

             Tiger Europe Master Fund Ltd.

	     I.R.S. Identification Nos. of above person:

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.0%

       12.   Type of Reporting Person

	     CO

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                               CUSIP No. 662316108


       1.    Names of Reporting Persons.

             Tiger Europe Management LLC

	     I.R.S. Identification Nos. of above person:

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, USA

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.0%

       12.   Type of Reporting Person

	     OO

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                               CUSIP No. 662316108


       1.    Names of Reporting Persons.

             Elena Piliptchak

	     I.R.S. Identification Nos. of above person:

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 0
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.0%

       12.   Type of Reporting Person

	     IN

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Item 1. (a)  Name of Issuer: North Shore Acquisition Corp.

        (b)  Address of Issuer's Principal Executive Offices:

	     175 Great Neck Road, Suite 204
	     Great Neck, New York 11021

Item 2. (a)  Name of Person Filing:

             Tiger Europe Master Fund Ltd.
	     Tiger Europe Management LLC
	     Elena Piliptchak

        (b)  Address of Principal Business Office, or, if None, Residence:

	     The address of the principal business office of each Reporting Person is

	     Tiger Europe Master Fund Ltd.
	     Gardenia Court, Suite 3307
             45 Market Street, Camana Bay
             P O Box 896
             Grand Cayman KY1-1103
             Cayman Islands

             Tiger Europe Management LLC
             101 Park Avenue, 33rd Floor
             New York, New York 10178

             Elena Piliptchak
             c/o Tiger Europe Management LLC
             101 Park Avenue, 33rd Floor
             New York, New York 10178

        (c)  Citizenship:

             Tiger Europe Master Fund Ltd.: Cayman Islands
	     Tiger Europe Management LLC: Delaware, USA
	     Elena Piliptchak: United States

        (d)  Title of Class of Securities:
             Common Stock, $0.0001 par value

        (e)  CUSIP No.: 662316108

Item 3. This Statement is filed pursuant to Rule 13d-1(c).

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Item 4.  Ownership

        (a)  Amount beneficially owned:

	     Tiger Europe Master Fund Ltd.: 0 shares
	     Tiger Europe Management LLC: 0 shares
	     Elena Piliptchak: 0 shares

	(b)  Percent of class:

	     Tiger Europe Master Fund Ltd.: 0.0%
	     Tiger Europe Management LLC: 0.0%
	     Elena Piliptchak: 0.0%

	(c)  Number of shares as to which the person has:

             (i)  Sole power to vote or to direct the vote

		  Tiger Europe Master Fund Ltd.: 0
		  Tiger Europe Management LLC: 0
		  Elena Piliptchak: 0

	     (ii) Shared power to vote or to direct the vote ,

		  Tiger Europe Master Fund Ltd.: 0 shares
		  Tiger Europe Management LLC: 0 shares
		  Elena Piliptchak: 0 shares

	     (iii)Sole power to dispose or to direct the disposition of ,

		  Tiger Europe Master Fund Ltd.: 0
		  Tiger Europe Management LLC: 0
		  Elena Piliptchak: 0

	     (iv) Shared power to dispose or to direct the disposition of .
		  Tiger Europe Master Fund Ltd.: 0 shares
		  Tiger Europe Management LLC: 0 shares
		  Elena Piliptchak: 0 shares

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired
	 the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 28, 2009

                                          Tiger Europe Master Fund Ltd.

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Director


                                          TIGER EUROPE MANAGEMENT LLC*

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Managing Member


                                          ELENA PILIPTCHAK*

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Elena Piliptchak


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


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				 AGREEMENT


The undersigned hereby agree that the Statement on this Schedule 13G, dated December 28, 2009, (the "Schedule 13G"), with respect to the Common Stock, $0.0001 par value per share, of North Shore Acquisition Corp.
is filed on behalf of the undersigned.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 28th day of December 2009.


                                          Tiger Europe Master Fund Ltd.

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Director


                                          TIGER EUROPE MANAGEMENT LLC

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Managing Member


                                          ELENA PILIPTCHAK

                                          By: /s/ Elena Piliptchak
                                          --------------------------
                                          Name: Elena Piliptchak
                                          Title: Elena Piliptchak

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


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